Exhibit 10.32
AMENDMENT NO. 2 TO THE
NOBLE DRILLING CORPORATION
RETIREMENT RESTORATION PLAN
     Pursuant to the provisions of Section 7 thereof, the Noble Drilling Corporation Retirement Restoration Plan (the “Plan”) is hereby amended in the following respects only:
     FIRST: The last sentence of Section 4 of the Plan is hereby amended by restatement in its entirety to read as follows:
For purposes of this Plan, (i) the value of benefits and the amounts payable under alternate forms of benefits shall be determined using the actuarial assumptions being used under the Retirement Plan for such purposes, and (ii) the portion of James C. Day’s salary that is paid to him in the form of shares of Noble Drilling Corporation common stock or ordinary shares of Noble Corporation shall be included in the compensation that is taken into account in determining the amount of benefits payable to or with respect to Mr. Day under the Plan.
     SECOND: Section 5 of the Plan is hereby amended by restatement in its entirety to read as follows:
     Section 5. Payment of Benefits. The benefits payable to a Participant or beneficiary of a Participant under this Plan shall be paid or commence being paid, as the case may be, concurrently with the payment or the commencement of the payment of benefits to such Participant or beneficiary under the Retirement Plan, and shall be paid to such Participant or beneficiary in cash (i) in a single lump sum payment, (ii) in installments over a period of up to five years, or (iii) in any form provided for under the Retirement Plan, such form of distribution to be determined by the Committee in its absolute discretion.
     IN WITNESS WHEREOF, this Amendment has been executed by Noble Drilling Corporation on behalf of all Employers on this 28th day of June, 2004, to be effective as of July 1, 2004.

NOBLE DRILLING CORPORATION

By:	/s/ JULIE J. ROBERTSON Title: Senior Vice President — Administration